Exhibit 12

Statement Regarding the Computation of Ratios

a. The percentage ratio of net income to average total assets is calculated by dividing the 1999 and 1998 net income of $10,429,000 and $9,246,000, respectively, by the average total assets for 1999 and 1998 of $1,429,852,000 and $1,255,617,000, respectively.

b. The percentage ratio of net income to average shareholders' equity is calculated by dividing the 1999 and 1998 net income of $10,429,000 and $9,426,000, respectively, by the average shareholders' equity for 1999 and 1998 of $93,574,000 and $99,448,000, respectively.

c. The percentage ratio of average shareholders' equity to average total assets is calculated by dividing the 1999 and 1998 average shareholders' equity of $93,574,000 and $99,448,000, respectively, by the average total assets for 1999 and 1998 of $1,429,852,000 and $1,255,617,000,
     respectively.

d. The percentage ratio of cash dividends declared to net income is calculated by dividing the 1999 and 1998 cash dividends declared of $6,996,000 and $4,882,000, respectively, by the net income for 1999 and 1998 of $10,429,000 and $9,426,000, respectively.